Exhibit (a)(1)(i)

KKR Real Estate Select Trust Inc.

c/o KKR Registered Advisor LLC

30 Hudson Yards, New York, New York 10001

If you do not want to sell your shares of common stock at this time, please disregard this notice. This is simply a notification of the Fund’s repurchase offer.

September 17, 2026

Dear Stockholder:

This letter serves to inform you of important dates relating to a repurchase offer by KKR Real Estate Select Trust Inc. (the “Fund”). If you are not interested in tendering your shares of common stock in the Fund (“Shares”) for repurchase at this time, please disregard this notice and take no action.

The tender offer period will begin on September 17, 2026 and ends at 4:00 p.m., Eastern Time, on October 16, 2026. The purpose of the tender offer is to provide liquidity to stockholders of the Fund. Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers.

If you do not wish to sell your Shares for any reason, simply disregard this notice. No action is required if you do not wish to sell any portion of your Shares at this time.

If you hold your Shares through a financial advisor, broker/dealer, or other financial intermediary, and you wish to tender all or some of your Shares during this tender offer period, please contact your intermediary as soon as possible for further instructions. Please be advised that your intermediary may require additional time to process repurchase requests on your behalf prior to the expiration of the tender offer period on October 16, 2026, and may have established an earlier deadline for submission of repurchase requests.

If you hold your Shares directly, rather than through an intermediary, and you wish to tender all or some of your Shares during this tender offer period, please complete the enclosed Letter of Transmittal and return it by mail, fax, or email to the Fund’s Transfer Agent, SS&C Global Investor & Distribution Solutions, Inc., Attention: KKR Democratized Access Vehicles, c/o: SS&C GIDS, Inc., using one of the below options:

Regular Mail - P.O. Box 219302, Kansas City, MO 64121-9302

Overnight or Express Mail – 801 Pennsylvania Ave, Suite 219302, Kansas City, MO 64105-1307

Fax: (833) 674-0748

Email: KKRREDEEM.ai@sscinc.com

Note: This is a submission box only, no response will be provided to any general or follow up inquiries.

All Stockholders tendering Shares should carefully review their Letter of Transmittal and follow the delivery instructions therein.

All tenders of Shares, whether submitted directly or processed through a financial intermediary, must be received in good order by the Fund’s Transfer Agent by 4:00 p.m., Eastern Time, on October 16, 2026.

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If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the repurchase offer. Alternatively, you may contact your financial advisor or intermediary, if applicable. If you hold your Shares directly, you may call (855) 844-8655.

Sincerely,

KKR Real Estate Select Trust Inc.

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KKR Real Estate Select Trust Inc.

c/o KKR Registered Advisor LLC.

30 Hudson Yards, New York, New York 10001

FOR STOCKHOLDERS THROUGH MERRILL, LYNCH, PIERCE, FENNER & SMITH, INC. (“MERRILL”)

If you do not want to sell your shares of common stock at this time, please disregard this notice. This is simply a notification of the Fund’s repurchase offer.

September 17, 2026

Dear Stockholder:

This letter serves to inform you of important dates relating to a repurchase offer by KKR Real Estate Select Trust Inc. (the “Fund”). If you are not interested in tendering your shares of common stock in the Fund (“Shares”) for repurchase at this time, please disregard this notice and take no action.

The tender offer period will begin on September 17, 2026 and ends at 4:00 p.m., Eastern Time, on October 16, 2026. The purpose of the tender offer is to provide liquidity to stockholders of the Fund. Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers. Because you hold your Shares through Merrill, if you wish to tender a portion or all of your Shares during this repurchase offer period, you must contact your investment professional and request to tender your Shares no later than 11:59 pm Eastern Time on October 15, 2026 (the “Merrill Repurchase Deadline”) to allow for order processing. Merrill will tender your Shares to the Fund on your behalf. Do not submit repurchase requests directly to the Fund or its transfer agent as they will not be honored.

If you do not wish to sell your Shares for any reason, simply disregard this notice. No action is required if you do not wish to sell any portion of your Shares at this time.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the repurchase offer, or call (855) 844-8655.

Sincerely,

KKR Real Estate Select Trust Inc.

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